Exhibit 5.1

242 Trumbull Street

Hartford, CT 06103

T: (860) 275 0100 F: (860) 275 0343

February 13, 2008

MBIA Inc.

113 King Street

Armonk, NY 10504

Re:	MBIA Inc.

Ladies and Gentlemen:

We have acted as special Connecticut counsel to MBIA Inc., a Connecticut corporation (the “Company”), as to certain matters of Connecticut law in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”), the prospectus included therein (the “Prospectus”), and the Prospectus Supplement, dated February 7, 2008 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the issuance and sale by the Company of 94,650,206 shares of the Company’s common stock, par value $1.00 per share (the “Shares”). The Shares are being issued and sold pursuant to an Underwriting Agreement, dated as of February 7, 2008 (the “Underwriting Agreement”), between the Company and the underwriters of such offering.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the Prospectus, the Prospectus Supplement, the Company’s Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), the Company’s By-laws, as amended to date (the “By-laws”), and records of the corporate proceedings of the Board of Directors of the Company with respect to the Registration Statement and the offerings contemplated thereby. We have also examined such other documents, and made such examination of law, as we have deemed necessary in order to render our opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to all originals of all documents submitted to us as copies thereof and the authenticity of the originals of such latter documents.

The opinions expressed herein are limited to the laws of the State of Connecticut. For purposes of this opinion, we have assumed that the Company’s Certificate of Incorporation and By-laws as in effect on the date of issuance of the Shares pursuant to the Registration Statement

MBIA Inc.

February 13, 2008

and the Underwriting Agreement will be the same as the Certificate of Incorporation and By-laws of the Company on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company and delivered against payment therefor in accordance with the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on February 13, 2008 and incorporated by reference in the Registration Statement and the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

Day Pitney LLP

DAS/LTW/SR